As filed with the Securities and Exchange Commission on November 12, 1996

                                           Registration No. 33-
________________________________________________________________________

      UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549
                    ____________________

                         FORM   S-8
   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                      CONECTISYS CORP.
     (Exact name of registrant as specified in charter)

 Colorado                                        84-1017107
 (State or other jurisdiction                   (I.R.S. Employer
 of Incorporation or Organization)              Identification No.)


        7260 Spigno Place, Agua Dulce, CA       91350
     (Address of Principal Executive Offices) (Zip Code)


                Investment Banking Agreement
                     (Name of the Plan)


                      Robert A. Spigno
                      7260 Spigno Place
                    Agua Dulce, CA 91350
           (Name and address of agent for service)

                       (805) 268-0305
  (Telephone number, including area code, of agent for service)


                         COPIES TO:
                    Noel E. Guardi, Esq.
                   8119 West Eastman Place
                         Suite 6-104
                  Lakewood, Colorado 80227
                       (303) 969-8886


Exhibit Index on page  5                     Commission page 1 of  15

                 CALCULATION OF REGISTRATION FEE
=====================================================================

                                      Propose          Proposed
                                  maximum offering  maximum aggregate
Title of securities  Amount to be  price per unit     offering       Amount of
to be registered      registered        (1)           price (1) registration fee
______________________________________________________________________________

Common Stock,      1,000,000 shares    $2.50         $2,500,000       $757.76
no par value,
under Investment
Banking Agreement

==============================================================================

 (1)  Calculated based on Rule 457(h)

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents are incorporated by reference in this registration statement and are not required to be filed with this registration statement:

     (a) Registrant's Annual Report on Form 10-K for the fiscal year ended November 30, 1995, filed pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended.

     (b) Registrant's quarterly reports on Form 10-Q and Form 10-QSB, as amended, for the fiscal quarters ended February 28, 1996, May 31, 1996 and August 31, 1996, and registrant's reports on Form 8-K, filed by the registrant on or about November 1, 1995, February 15, 1996, and June 26, 1996, filed by the registrant pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended.

     All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     The authorized capital stock of the registrant is 300,000,000 shares consisting of 250,000,000 shares of Common
Stock, no par value (the "Common Stock"), and 50,000,000 shares of Preferred Stock, $1.00 par value (the "Preferred Stock").

Common Stock

     Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor after the requirements with respect to preferential dividends on the Preferred Stock, if any, have been met and after the registrant shall have complied with all the requirements, if any, with respect to setting aside of sums as sinking funds or redemption or purchase accounts, if any, and subject to any other conditions relating to the Preferred
Stock.  The registrant has not paid any dividends on its Common
Stock and does not anticipate paying dividends for the foreseeable future. In the event of liquidation, holders of Common Stock are entitled to a proportionate share in any distribution of the registrant's assets after the payment of liabilities and after distribution in full of preferentialamounts, if any, to be distributed to holders of the Preferred Stock. Holders of Common Stock do not have preemptive rights.Each share of Common Stock is entitled to one vote, and cumulative voting is not permitted in the election of directors.
Effective October 14, 1994, the registrant effected a one for 250 reverse split of its Common Stock.

Preferred Stock

     Shares of Preferred Stock may be divided into such series as may be established, from time to time, by the Board of Directors. The Board of Directors, from time to time, may fix and determine the designation and number of shares of any series and the relative rights and preferences of the shares of any series so established, except that no series may have preemptive rights. The Board of Directors is also authorized, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     The registrant has 1,000,000 authorized shares of Class A Preferred Stock having 100 votes per share. There are 16,345 shares of Class A Preferred Stock issued and outstanding. The registrant has 1,000,000 authorized shares of Class B Preferred Stock each of which would be convertible into 10 shares of Common
Stock.   There are no shares of Class B Preferred Stock issued
and outstanding.

Item 5.  Interest of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Article VI of the Registrant's Articles of Incorporation provides that the Registrant shall indemnify a director or officer to the full extent permitted by the Colorado Corporation
Act as in effect at the time of the conduct by such person. As presently in effect, the general effect of the Colorado
Corporation Act permits a corporation to indemnify any director against any judgment in connection with any proceeding, after a determination by the Registrant, if the director or officer acted in good faith and if the director or officer believed his conduct was in the best interests of the Registrant, except in derivative actions: (1) where the director or officer shall be adjudged liable to the Registrant in the performance of such director's or officer's duty to the Registrant, unless, and only to the extent, the court shall determine otherwise; (2) of amounts paid in settling or otherwise disposing of a pending action without court approval; or, (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. The Registrant may advance expenses incurred by a director or officer in any proceeding if he undertakes to repay the advance if it is determined ultimately that the director or officer is not entitled to be indemnified. The Registrant shall indemnify a director or officer against expenses in defense of any proceeding to the extent in which the director or officer was successful on the merits in defense.
A director or officer may apply to the court or any court of competent jurisdiction for an order of indemnification. If a corporation indemnifies or advances expenses to a director or officer then the corporation shall give written notice to the shareholders prior to the next annual shareholder's meeting.


Item 7.  Exemption from Registration Claimed.

     The offer and sale of restricted securities pursuant to the Investment Banking Agreement are made in reliance on the exemption from registration under the Securities Act of 1933 set forth in section 4(2) for transactions not involving any public offering. The offer and sale has been made to one buyer which the registrant has reasonable grounds to believe is acquiring the shares for investment and which has such knowledge and experience in financial and business matters to be able to evaluate the merits and risks of the securities, and has been provided and has access to all of the registrant's reports filed with the Commission and other relevant information. To date 130,800 shares of the registrant's Common Stock, no par value, have been sold pursuant to the Investment Banking Agreement. All the shares issued bear, and those to be issued will bear, an appropriate restrictive legend to prevent resales in violation of the Securities Act of 1933. Appropriate stop transfer instructions have been issued to the registrant's transfer agent.

Item 8.  Exhibits.

Exhibit                                                 Consecutive
Number                        Exhibit                   page number

 3.1         Articles of Incorporation, as amended (1)     N/A
 3.2         Bylaws (1)                                    N/A
 4.0         Investment Banking Agreement, dated
             February 21, 1996, between the Registrant
             and Chalet Capital Corporation
 5.0         Opinion of Noel Guardi, Esq.
23.1         Consent of BDO Seidman, LLP
23.2         Consent of Noel Guardi, Esq. (2)              N/A

(1) Incorporated by reference to the registrant's annual report on Form 10-K for the fiscal year ended November 30, 1995.

(2)  Included in Exhibit 5.0

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     1. To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and,

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee pursuant to the plan's annual report pursuant to section 15(d) for the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, whereunto duly authorized, in Agua Dulce, California on November 12, 1996.

Conectisys Corp.

By  /s/ Robert A. Spigno
      Robert A. Spigno, President

     Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Robert A. Spigno
Robert A. Spigno, Chief Executive Officer
and Director
Dated: November 12, 1996

/s/ Richard Dowler
Richard Dowler, Chief Financial Officer,
Principal Accounting Officer and Director
Dated: November 12, 1996

/s/ Patricia A. Spigno
Patricia A. Spigno, Director
Dated: November 12, 1996